                                                                   EXHIBIT 10.17



                          SECOND AMENDED AND RESTATED
                         AGREEMENT REGARDING GUARANTEE

                 This Second Amended and Restated Agreement Regarding Guarantee (this "Agreement") is made by and among Motorola, Inc., a Delaware corporation ("Motorola"), Iridium LLC, a Delaware limited liability company ("Iridium"), and Iridium Operating LLC, a Delaware limited liability company and a
wholly-owned subsidiary of Iridium ("Operating"), is dated as of April     ,
1998, and amends and restates the Amended and Restated Agreement Regarding Guarantee, dated as of July 11, 1997 (the "First Amended Agreement Regarding Guarantee"), which amended and restated the Agreement Regarding guarantee originally dated as of August 21, 1996 (the "Original Agreement Regarding Guarantee") between Motorola and Iridium. Reference is made to that certain
Amended and Restated Memorandum of Understanding (the "MOU"), dated April   ,
1998, between Motorola, Iridium and Operating.

                 Motorola has entered into a Guarantee Agreement, dated as of August 21, 1996, as amended (the "Bridge Guarantee Agreement"), pursuant to which Motorola has guaranteed the payment of up to $450,000,000 of the obligations of Iridium under that certain Credit Agreement, dated as of August 21, 1996, as amended, between Iridium and the Lenders named therein (the "Bridge Agreement"). The First Amended Agreement Regarding Guarantee and the Original Agreement Regarding Guarantee defined certain rights and obligations of the parties relating to such guarantee and possible additional guarantees by Motorola. Capitalized terms used and not otherwise defined herein shall have the meanings defined in the Bridge Agreement.

                 On December 18, 1997, following the date of the First Amended Agreement Regarding Guarantee, Iridium entered into an asset drop-down transaction (the "Asset Drop-Down Transaction") with Operating, pursuant to which substantially all of the assets and liabilities of Iridium were transferred to Operating.

                 Operating and Motorola have entered in to that certain Standby Purchase Agreement dated as of April ___, 1998 (the "Handset Purchase Agreement") pursuant to which Operating may become obligated to purchase hand-held phones or belt-worn pagers (collectively, "Subscriber Equipment") from Motorola to use with the Iridium communications system (the "IRIDIUM System"). In order to fund such purchases of Subscriber Equipment from Motorola, Operating may be required to borrow funds from one or more lenders pursuant to a Credit Agreement. Motorola desires to assist Operating in obtaining such a Credit Agreement by agreeing to provide a guarantee of Operating's obligations relating to such Credit Agreement, subject to certain conditions.

                 The purpose of this Agreement is to set forth certain binding agreements among Motorola, Iridium and Operating that are intended to (i) incorporate the remaining pertinent terms of the First Amended Agreement Regarding Guarantee, as modified in connection with the Asset Drop-Down Transaction and (ii) reflect the agreements of the parties in respect of the Handset Guarantee (as defined).

                 The parties agree as follows:

                 1.       Handset Guarantee

                 (a) Motorola Agreement to Provide Handset Guarantee. If at any time and from time to time Operating becomes obligated to purchase Subscriber Equipment pursuant to the Handset Purchase Agreement, Motorola hereby agrees, upon the written request of Operating, to provide a Guarantee relating to an aggregate of up to $175 million (the "Handset Guarantee") under the Bridge Agreement or under a separate Credit Agreement having the same terms as the then current Bridge Agreement provided, however, that Motorola shall not be required to provide the Handset Guarantee unless the Commitments (and corresponding borrowings) under the Bridge Agreement have been permanently reduced to $275 million or less (not including the Commitment Increase or the Handset Increase (each as defined in the MOV)).

                 (b) Operating Agreements with Respect to Handset Guarantee. Operating hereby agrees that any funds borrowed that are subject to the Handset Guarantee ("Handset Borrowings") will be used exclusively for (i) payments to Motorola under the Handset Purchase Agreement, (ii) payments of overdue amounts owed by Operating to Motorola under other agreements ("Overdue Amounts") and (iii) payments of interest (including interest on interest), fees and expenses payable to the Lenders and agents in respect of borrowings to fund the payments described clauses (i) and (ii). Operating hereby agrees that, if Motorola provides the Handset Guarantee, to the extent of available funds that are subject to the Handset Guarantee, Operating shall borrow available funds under the Handset Guarantee and pay all Overdue Amounts.

                 2.       Reimbursement Obligation.

                 (a)      Operating Default. Other than as set forth under
Section 2(b) below, if and to the extent that any Lenders demand that Motorola pay, and Motorola does pay, any Guaranteed Amount pursuant to any Guarantee, Operating shall, promptly upon receipt from Motorola of a written demand for reimbursement, reimburse Motorola for such Guarantee Payment, plus interest accruing at a rate equal to that which would be in effect under the Credit Agreement relating to such Guaranteed Amount, without duplication.

                 (b) Motorola Default. If a Guarantee Payment is made in respect of a Guaranteed Amount that has been accelerated or otherwise become due as a result of a Motorola-Based Default, then (i) Motorola shall assume and become subject to the obligations of the Lenders under the applicable Credit Agreement vis-a-vis Operating

(including, without limitation, the obligation to make loans in the aggregate principal amount of such Lenders' commitments under such Credit Agreement),
(ii) Motorola shall assume and become entitled to the benefits of the rights of the Lenders under such Credit Agreement vis-a-vis Operating (including, without limitation, the right to receive payments in respect of loans made under such Credit Agreement, upon acceleration or otherwise), but not including any provisions relating to a Guarantee or any right or remedy arising as a result of the occurrence of a Motorola-Based Default, (iii) Operating shall become obligated to reimburse Motorola for such Guarantee Payment and to repay any additional amounts for which Operating may become indebted to Motorola pursuant to clause (ii) above on the terms and conditions contained in such Credit Agreement as such Credit Agreement is modified by clause (ii) above, and (iv) Operating shall continue to be subject to the terms and conditions of such Credit Agreement (including, without limitation, the covenants contained therein), as such Credit Agreement is modified by clause (ii) above, it being expressly understood that Motorola shall in such circumstances have the right to accelerate payments under and otherwise exercise its rights under any such Credit Agreement to the extent set forth therein as if it were a lender thereunder to the extent that such right to accelerate or other rights arise from some event or circumstance other than a Motorola-Based Default or a Guarantee.

                 (c) Costs and Expenses. Operating further agrees to reimburse Motorola for all reasonable out-of-pocket costs and expenses (including, without limitation, the fees and expenses of legal counsel) in connection with any enforcement of Operating's obligations under Section 2(a) (including, without limitation, any fees and expenses incurred in connection with any bankruptcy proceedings).

                 (d)      Subordination. The rights of Motorola under this
Section 2 shall be subject to the terms and conditions of any applicable subordination agreements then in effect executed by Motorola for the benefit of creditors of Operating.

                 3.       Compensation to Motorola.

                 (a) Warrant Compensation. Except as described in Section 3(e), Iridium shall compensate Motorola for incurring the Motorola Exposure by issuing warrants (the "Warrants") to purchase Class 1 Interests in Iridium ("Shares") to Motorola. The Warrants shall (i) be in substantially the form of the warrants issued pursuant to the Original Agreement Regarding Guarantee,
(ii) provide for a ten year term and an exercise price of $0.00013 per Class 1 Interest; (iii) become exercisable on March 1, 2001 and (iv) provide for issuance of Shares that (A) with respect to Shares issued for warrants received on or prior to the Commercial Activation Date, may be sold without transfer restrictions (other than transfer restrictions imposed by the LLC Agreement, the Interest Exchange Agreement and applicable securities law) at any time after the fifth anniversary of the exercise of the Warrants and (B) with respect to Shares issued for warrants received after the Commercial Activation Date, may be sold without transfer restrictions (other than transfer restrictions imposed by the LLC Agreement, the Interest Exchange Agreement and applicable law) at any time after the exercise of the Warrants. In addition, in the event that Motorola earns Warrants with respect to periods beginning after March 1, 2001, Iridium shall compensate Motorola with Shares issued directly to Motorola in the amounts described below in lieu of Warrants. On the 45th day following the end of each calendar quarter during which any Motorola Exposure was outstanding at any time, Iridium shall issue a certificate to Motorola evidencing the Warrants or Shares earned by Motorola in respect of the total of such Motorola Exposure outstanding in such quarter.

                 (b) Calculation of Warrant Compensation. Motorola shall earn Warrants or Shares based on the amount and duration of Motorola Exposure. The number of Warrants or Shares shall be earned according to the following table, pro rated both (A) for the actual dollar amount of Motorola Exposure outstanding during each relevant period and (B) for the number of days such Motorola Exposure was outstanding during such period. The following table indicates the maximum amount of Warrants or Shares issuable for each full $100 million of Motorola Exposure, assuming such Motorola Exposure was outstanding during the entire relevant period.

 MOTOROLA EXPOSURE     NUMBER OF WARRANTS PER $100 MILLION
                          OF MOTOROLA EXPOSURE PER YEAR
          (PRIOR TO THE COMMERCIAL ACTIVATION DATE)
$              0 --       $ 275,000,000      0/412,500(1)

     275,000,001 --         499,999,000        412,500
     500,000,000 --         749,999,999        637,500
     750,000,000 --            (or more)       825,000
           (AFTER THE COMMERCIAL ACTIVATION DATE)
$              0 --        $275,000,000      0/412,500(1)

     275,000,001 --         499,999,999        412,500
     500,000,000 --         749,999,999        637,500
     750,000,000 --         849,999,999        825,000
     850,000,000 --         949,999,999        847,500

     950,000,000 --       1,049,999,999        877,500
   1,050,000,000 --            (or more)       900,000

----------
(1)  See Section 3(e) below

For example, (A) if there is $750,000,000 of Motorola Exposure outstanding for a period of one year, which year is prior to the Commercial Activation Date, Motorola will have earned Warrants relating to 6,187,500 Shares ($750,000,000 / 100,000,000 = 7.5; 7.5* 825,000 = 6,187,500), and (B) if there is $850,000,000 of Motorola Exposure outstanding for a period of two years, one of which years is prior to the Commercial Activation Date and one of which is after the Commercial Activation Date, Motorola will have earned Warrants relating to 14,216,250 Shares ($850,000,000 / 100,000,000 = 8.5; 8.5 * 825,000 = 7,012,500;
8.5 * 847,500 = 7,203,750; 7,012,500+7,203,750 = 14,216,250).





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                 (c)      Limitations on Warrant Compensation. Prior to the
Commercial Activation Date, Motorola shall not be eligible to earn Warrants relating to more than (i)11,250,000 Shares with respect to the first $749,999,999 in Motorola Exposure and (ii) 3,750,000 Shares with respect to the additional amounts between and including $750,000,000 and $1,100,000,000 in Motorola Exposure, in each case subject to antidilution adjustments in accordance with the terms of the Warrants. Motorola shall earn Warrants on the entire Motorola Exposure from and after the Commercial Activation Date.

                 (d) Warrants Issued to Date. The parties acknowledge that Warrants for 7,534,275 Shares have been earned by Motorola as of March 31, 1998 with respect to outstanding Motorola Exposure and such Warrants apply toward the limitations set forth in Section 3(c)(i) of this Agreement.

                 (e) High Yield Equivalent Compensation. During any period in which each of the following conditions (the "High Yield Equivalent Conditions") exists: (i) the Motorola Exposure outstanding shall be $275,000,00 or less; (ii) no other person or party providing guarantees for the support of Iridium's indebtedness for borrowed money is receiving equity compensation from Iridium or IWCL in respect of such guarantees (other than Kyocera Corporation in connection with its Guarantee of Operating's borrowings to fund the purchase of Subscriber Equipment from Kyocera); (iii) Kyocera is receiving equity compensation, if any, at no greater rate (in relation to amount of Guarantee) than Motorola, (iv) no mandatory prepayment or redemption or acceleration of any Senior Notes (as defined in the MOU) has occurred (except as a result of Motorola's disposition of Class 1 Interests causing a "change in control" (as defined in the Offering Memorandum) to occur under the Senior Notes); and (v) Iridium has complied with the terms of this Agreement and the MOU, then at Iridium's option, in lieu of issuing Warrants pursuant to Section 3(a) above:

                          (1)     Operating shall pay Motorola cash
         compensation for the Motorola Exposure, in an amount equal to (x) the average daily Motorola Exposure during any period for which the Motorola Exposure is greater than zero multiplied by the excess, if any, of (A) the weighted average daily interest rate applicable to the Series A Notes and Series B Senior Notes over (B) the weighted average daily interest rate actually charged by the Lenders under the Credit Agreements related to the Motorola Exposure for such period.

                          (2) Iridium shall issue to Motorola Warrants to purchase Shares in an amount equal to the average daily principal amount of Motorola Exposure during such period multiplied by the daily equivalent of the warrant compensation payable to the initial holders of the units comprised of warrants to purchase IWCL common stock and Series A Notes with respect to such amount (calculated on a pro rata daily basis from the date of the issuance of such Series A Notes to the stated maturity thereof).

                          (3) In each case (1) and (2) multiplied by the number of days the Motorola Exposure is outstanding.

                          (4) High Yield Equivalent Compensation shall be paid semi-annually in arrears within 45 days after the end of each semi-annual period.

                 (f) Guarantee Reduction. In connection with any permanent reduction of the Commitments under the Bridge Agreement, as amended, or any separate Credit Agreement Iridium will use its reasonable efforts to cause the Lenders thereunder to amend the Bridge Agreement Guarantee or other Guarantee to provide for a similar reduction in Motorola's maximum liability thereunder.

                 (g) Additional Member and Interests. Iridium shall provide Motorola with the additional Banking and Finance Committee member and the Series B, Class 2 interests as described in Section 7 of the MOU.

                 4. Representations and Warranties of Iridium and Operating. Each of Iridium and Operating represents and warrants that:

                 (a) the representations and warranties of Iridium and Operating set forth in Section 7 of the Bridge Agreement were true and correct as of the date given under the Bridge Agreement and the representations and warranties given under any subsequent Credit Agreement will be true and correct on the date given;

                 (b) the Certificates of Designation relating to Iridium's Series B Class 2 interests and Series C Class 2 Interests have been duly adopted by Iridium's Banking and Financing Committee in the form attached as Annex J to the Original Agreement Regarding Guarantee and all other necessary corporate actions have been taken to duly authorize the issuance to Motorola of the Series B Class 2 Interests and Series C Class 2 Interests; and

                 (c) the execution, delivery and performance of this Agreement, the Warrants, the amendments and the other agreements and instruments contemplated hereby to which Iridium or Operating is a party, have been duly authorized by Iridium or Operating (as the case may be); this Agreement, the Warrants, such amendments, such waiver letter and the Certificates of Designation relating to

                          Iridium's Series B Class 2 Interests and Series C Class 2 Interests and all other agreements contemplated hereby to which Iridium or Operating is a party each constitutes a valid and binding obligation of Iridium or Operating (as the case may be), enforceable in accordance with its terms; the execution and delivery by Iridium and Operating of this Agreement, the Warrants, such amendments, such other agreements and instruments contemplated hereby to which Iridium or Operating is a party, the offering, sale and issuance of Iridium's Series B Class 2 Interests and the Warrants hereunder, the issuance of Iridium's Class 1 interests upon exercise of Warrants and the fulfillment of and compliance with the respective terms hereof and thereof by Iridium and Operating, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii), except as provided in the Security Agreement, result in the creation of any lien, security interest, charge or encumbrance upon Iridium's or Operating's or any Subsidiary's equity capital or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency by, or in respect of, Iridium, Operating, any Subsidiary, IWCL or any of their respective directors or shareholders pursuant to, the charter, limited liability company agreement or bylaws of Iridium, Operating, any Subsidiary or IWCL (as the case may be), or any law, statute, rule or regulation to which Iridium, Operating, any Subsidiary or IWCL is subject, or any agreement, instrument, order, judgment or decree to which Iridium, Operating, any Subsidiary or IWCL is subject.

                 5. Motorola Protection Rights. Either Operating or Iridium (as the case may be) will provide Motorola with written notice at least five full business days (and no more than ten business days) prior to giving notice to the banks under any Credit Agreement or any proposed borrowing which is covered by a Guarantee. In addition, for so long as any Guarantees remain outstanding (unless the High Yield Equivalent Conditions exist), without the prior written approval of Motorola (which may be withheld in the absolute discretion of Motorola), Iridium shall not (in the case of (a), (b), (e), (f) and (g) below) and Operating shall not (in the case of (c), (d), (e), (g) and
(h) below):

                 (a) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 5% of the consolidated assets of Iridium and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by Iridium's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions or sell or permanently dispose of any of its or any Subsidiary's Intellectual Property Rights (other than commercially available software designed for operation on a personal computer or network of personal computers);

                 (b) merger or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a Wholly-Owned Subsidiary);

                 (c) liquidate, dissolve or effect a recapitalization or reorganization of its capital structure in any form of transaction;

                 (d) effect a change in its equity capitalization that requires the approval of the holders of Shares;

                 (e) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity capital other than distributions of Iridium to members made pursuant to Section 3.07(a) of the LLC Agreement with respect to certain members' U.S. tax liabilities;

                 (f) directly or indirectly redeem (other than a redemption of the Series B or C Class 2 Interests of Iridium pursuant to the LLC Agreement), purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of Iridium's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than pursuant to the exercise of Iridium's remedies against any holder of Shares pursuant to the terms of the LLC Agreement or the 1993 Stock Purchase Agreement (as defined in the LLC Agreement);

                 (g) incur any indebtedness for borrowed money other than indebtedness the amount, terms and conditions (including without limitations, the subordination provisions) or which have been approved in advance by the lenders to the extent required under any Credit Agreement; or

                          (h) take any action or permit any circumstances to exist which is prohibited under the terms of any Credit Agreement or fail to take any action required to be taken by it under the terms of any Credit Agreement, in each case subject to the grace period applicable to any default created by such action or circumstance pursuant to such Credit Agreement; provided, however, that this clause (h) shall not apply to any action or circumstance that would constitute a Motorola Default (as defined in the Bridge Agreement).

                 6. Amendments and Modifications to Credit Agreements. Operating shall not enter into any amendment, waiver, supplement or modification of any Credit Agreement (other than as contemplated by this Agreement or the MOU) without the prior written consent of Motorola, which consent may be granted or withheld by Motorola in its sole discretion, but acting in good faith.

                 7. Use of Proceeds. Operating will use the proceeds of the loans made under any Credit Agreement solely (i) to make payments to Motorola at the times and in the amounts required pursuant to the SSC, the TNDC or the O&M Contract, (ii) to pay fees and expenses payable to the Lenders and agents in connection with such Credit Agreement, (iii) to pay for Subscriber Equipment and (iv) for general corporate purposes so long as the amount subject to this clause (iv) does not exceed the amounts budgeted for such purposes in the budget plans approved by Iridium's board of directors from time to time.

                 8. Copies of Information and Notices. Any and all material information, notices and correspondence provided by or on behalf of Operating to any Lender (whether or not required under the applicable Credit Agreement) shall be provided at the same time to Motorola.

                 9. Referral of Matters to Related Party Contracts Committee. Each of Iridium and Operating acknowledges and agrees that the Contract Committee (as defined in the LLC Agreement) of Iridium's board of directors has a limited scope of authority with respect to the relationship between Motorola on the one hand and Iridium and Operating on the other, and that only those matters specifically required by the LLC Agreement and matters related to the Amended Guarantee Agreement, other contracts between Motorola and Iridium and actions or claims by Iridium or Operating against Motorola and other Affiliate Transactions (as defined in the Offering Memorandum) will be taken to the Contract Committee for approval.

                 10. Access. Operating shall permit Motorola to have access to relevant meetings, documents or other materials, other than Internal Meetings, Documents and Materials (as defined below), directly relating to the Guarantees or any Credit Agreement.

"Internal Meetings, Documents and Materials" means meetings between or among executives or employees of IWCL, Operating or Iridium or between or among Iridium, Operating or IWCL and their consultants, advisors and/or counsel; documents or other materials which are prepared in connection with such meetings; and documents or other materials which are circulated solely between or among executives or employees of Iridium, Operating or IWCL or between or among Iridium, Operating or IWCL and their consultants, advisors and/or counsel.

                 11. Notices under this Agreement. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

                 If to Iridium:

                 Iridium LLC
                 1575 Eye Street, NW
                 Washington, D.C. 20005
                 Attention:  Vice President and Chief Financial Officer and
                             Vice President - General Counsel
                 Telecopy #: (202) 842-0006

                 If to Operating:

                 Iridium Operating LLC
                 1575 Eye Street, NW
                 Washington, D.C. 20005
                 Attention:  Vice President and Chief Financial Officer and
                             Vice President - General Counsel
                 Telecopy #: (202) 842-0006

                 If to Motorola:

                 Motorola, Inc.
                 1303 East Algonquin Road
                 Schaumburg, Illinois  60196
                 Attention:  Treasurer
                 Telecopy #:  (847) 576-4768

                 with a copy (which shall not constitute notice) to:

                 Motorola, Inc.
                 425 North Martingale Road
                 Schaumburg, Illinois  60173
                 Attention: Vice President - Law Department, Iridium Matters Telecopy #: (847) 435-3328

                 12. Definitions. The following terms when used in this Agreement have the following meanings:

                 "Commercial Activation Date" means the date of the first "Revenue Producing Communication Message" as defined in the SSC (excluding subscriber trials).

                 "Credit Agreement" means any agreement pursuant to which Iridium incurs indebtedness for borrowed money which is Guaranteed by Motorola, including without limitation, the Bridge Agreement, as amended.

                 "Guarantee" means any guarantee by Motorola of any obligations of Iridium under any Credit Agreement or any note, agreement or other instrument executed in connection therewith, including without limitation, the guarantee set forth in the Amended Guarantee Agreement with respect to the Bridge Agreement.

                 "Guarantee Agreement" means any agreement which evidences any Guarantee, including without limitation the Bridge Guarantee Agreement.

                 "Guarantee Payment" means any payment which is demanded of Motorola by a Lender pursuant to any Guarantee which is actually paid by Motorola, to the extent so paid.

                 "Guaranteed Amount," with respect to any period, means the maximum amount of Iridium's obligations for which Motorola has provided a Guarantee during such period (regardless of the actual amount of Iridium's obligations outstanding to any Lender during such period) together, without duplication, with any Guarantee Payments which have been made by Motorola but not repaid by Iridium.

                 "Lender" means any lender under any Credit Agreement, or any agent or other authorized representative of any lender, including without limitation the Global Arrangers (as defined in the Bridge Agreement, as amended).

                 "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

                 "Interest Exchange Agreement" means the Interest Exchange Agreement, dated as of June 9, 1997, by and between IWCL and Iridium.

                 "IWCL" means Iridium World Communications Ltd.

                 "LLC Agreement" means the limited liability company Agreement of Iridium LLC dated as of July 19, 1996 as amended.

                 "Motorola-Based Default" means a default under the Bridge Agreement or any other Credit Agreement which is caused solely and directly by actions taken by Motorola other than a default occurring as the result of the ownership percentage of Motorola and its affiliates falling below the thresholds set forth in the Bridge Agreement (as amended by the amendment described in Section 1(c)) unless it falls below such thresholds as the result of Motorola or an affiliate disposing of Iridium's voting securities.

                 Also, a Motorola-Based Default means a default under the Bridge Agreement or any other Credit Agreement which is caused solely and directly by actions taken by Motorola as a result of a demand for payment under a Guarantee which has arisen as a result of a material default by Motorola under (1) the SSC, the TNDC or the O&M Contract, so long as Iridium has fully complied in all material respects with its obligations under the SSC, the TNDC and the O&M Contract and Motorola's default is the primary cause for the default under the applicable Credit Agreement which has caused such demand for payment, or (2) under any gateway purchase agreement between Motorola and a gateway purchaser, so long as the default by Motorola thereunder was not excused or caused by any default on the part of the purchaser thereunder.

                 "Motorola Exposure" means the Commitments (including Commitments under the Bridge Agreement or a separate Credit Agreement having the same terms as the Bridge Agreement), the Guarantee Payments (to the extent not repaid by Iridium) and the Vendor Financing Amount.

                 "Offering Memorandum" means the Offering Memorandum dated October 9, 1997 related to the issuance and sale by Iridium of its 11.25% Senior Notes due 2005, Series C.

                 "O&M Contract" means the Operations and Maintenance Contract effective July 29, 1993 between Iridium and Motorola, as amended from time to time.

                 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                 "Senior Notes" has the meaning set forth in the MOU.

                 "SSC" means the Space System Contract effective July 29, 1993 between Iridium and Motorola, as amended from time to time.

                 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                 "TNDC" means the Terrestrial Network Development Contract effective January 1, 1993 between Iridium and Motorola, as amended from time to time.

                 "Vendor Financing Amount" means the total amount (including interest and expenses) of any vendor financing, including without limitation, vendor financing contemplated by an amendment to the TNDC or any other payment deferrals or payments made to, or for the benefit of, Iridium, provided to Iridium or third parties by Motorola but not including any vendor financing or payment deferrals under the TNDC (including Amendment No. 3) in effect on the date hereof, so long as payment are made under the TNDC when owed.

                 13. Complete Agreement. This Agreement and the other agreements and instruments referred to herein embody the complete agreement and understanding among the parties with respect to the matters addressed herein and supersede and preempt the Original Agreement Regarding Guarantee and any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                 14. Miscellaneous. This Agreement (a) is made under and shall be governed by the laws of the State of New York without regard to principles of conflict of laws, (b) is intended for the benefit of the parties hereto and is not intended to benefit any other person and no person other than the parties hereto may rely upon the provisions hereof, (c) may be executed in counterparts, each of which taken together shall constitute one and the same instrument, and (d) may be amended or waived only if such amendment or waiver is in writing and signed by the party against whom it is sought to be enforced.

                 15. No Third Party Beneficiaries; Limited Rights Against Motorola. The parties hereto agree that Iridium shall have no rights (apart from those set forth in this Agreement, the MOU or any other written agreements between such parties) against Motorola as a result of Iridium's inability to meet drawing or other conditions under the Bridge Agreement.

                 IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Agreement Regarding Guarantee in each case as of the date first above written.

                                        IRIDIUM LLC

                                        By:____________________________
                                        Name:
                                        Title:

                                        IRIDIUM OPERATING LLC


                                        By:____________________________
                                        Name:
                                        Title:

                                        MOTOROLA, INC.

                                        By:____________________________
                                        Name:
                                        Title: